                                                                   EXHIBIT 3.10


             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                            INTERACTIVE TELESIS INC.


I.     CREATION OF SERIES B CONVERTIBLE PREFERRED STOCK.

       The undersigned officer of Interactive Telesis Inc., a Delaware corporation(the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations, Preferences and Rights (the "Series B Certificate of Designations") and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, the Board of Directors duly adopted the following resolutions:

       RESOLVED, that, pursuant to the Certificate of Incorporation, as amended, of the Corporation (the "Amended Certificate of Incorporation"), which authorizes 25,000,000 shares of undesignated preferred stock, par value $0.001 per share, 10,000,000 of which have been designated Series A Convertible Preferred Stock, none of which are presently issued and outstanding, the Board of Directors is authorized, within the limitations and restrictions stated in the Amended Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, preferences and relative participating, optional, or other special rights, and qualifications, limitations, and restrictions thereof; and

       RESOLVED, that the Corporation hereby fixes the designations and preferences and relative, participating, optional, and other special rights, and qualifications, limitations, and restrictions of the preferred stock consisting of 200,000 shares of Series B Convertible Preferred Stock, par value $0.001 per share, to be issued in two subseries beginning with SubSeries B-1 for shares purchased (or dividends received) directly under that certain Series B Preferred Stock and Warrants Purchase Agreement with the reference date March 28, 2001 between the Corporation and the investors signatory thereto (the "Purchase Agreement") and SubSeries B-2 for any shares issued upon exercise of warrants issued under the Purchase Agreement (collectively, the "Series B Preferred Stock"); and

       RESOLVED, that the Series B Preferred Stock is hereby authorized on the terms and with the provisions herein set forth.

II.    PROVISIONS RELATING TO THE PREFERRED STOCK.

       1. RANK. The Series B Preferred Stock shall, with respect to dividend rights and with respect to rights upon liquidation, winding up or dissolution, rank pari passu with the Corporation's Series A Preferred Stock and shall rank prior in right to (a) each class of common stock of the Corporation ("Common Stock"), (b) any series of preferred stock hereafter created and (c) any other equity interests (including, without limitation, warrants, stock appreciation rights, phantom stock rights, profit participation rights in debt instruments or other rights with equity features, calls or options exercisable for or convertible into such capital stock or equity interests) in the Corporation that by its terms rank junior to the Series B Preferred Stock (all of such classes or series of capital stock and other equity interests, including, without limitation, all classes of Common Stock of the Corporation, are collectively referred to as "Junior Securities").

       2. DIVIDENDS.

              (a) The holders of Series B Preferred Stock shall be entitled to receive an annual dividend equal to seven and one-half percent (7.5%) of the amount per share received by the Corporation in consideration for the initial issuance of such subseries of Series B Preferred Stock (the "Initial Price"). The Initial Price for shares of Series B Preferred Stock purchased directly under the Purchase Agreement is $5.00 per share. Such dividend shall be payable on the last day of each calendar month in Series B Preferred Stock of the same subseries, which shall be valued at 830% of the closing price of the Common Stock on the principal market or exchange therefor on the date of payment of the dividend. The Initial Price for any shares of Series B Preferred Stock received as a dividend shall be the same as the Initial Price for the subseries of Series B Preferred Stock on which the dividends were paid.

              (b) So long as any shares of Series B Preferred Stock are outstanding, the Corporation will not declare, pay or set apart for payment any dividends (except dividends payable on the Series A Preferred Stock and the Series B Preferred Stock or dividends payable in Common Stock of the Corporation) or make any other distribution on or redeem, purchase or otherwise acquire any Junior Securities and will not permit any Subsidiary or other Affiliate (as defined in Section 6) to use funds of the Corporation or any Subsidiary to redeem, purchase or otherwise acquire for value, any Junior Securities. Notwithstanding the foregoing provisions of this Section 2(b), the Corporation or any Subsidiary may (i) make payments in respect of fractional shares of Junior Securities and (ii) repurchase, redeem or otherwise acquire for value any Junior Securities from any employee or former employee of the Corporation or any Subsidiary in connection with the termination of employment by the Corporation or any Subsidiary or by such employee or former employee, whether by reason of death, disability, retirement or otherwise. Any repurchase, redemption or other acquisition by the Corporation of shares of Series A Preferred Stock or Series B Preferred Stock shall be effected pro rata from the holders of such shares based on the aggregate Liquidation Preference of each such Series of Preferred Stock.

       3. LIQUIDATION. Upon a change in control pursuant to which the stockholders of the Corporation immediately prior to such change in control possess a minority of the voting power of the acquiring entity immediately following such change in control, liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), the holders of the Series B Preferred Stock shall be entitled before any assets of the Corporation shall be distributed among or paid over to the holders of Junior Securities, to receive, on a pari passu basis with the holders of the Series A Preferred Stock, from the assets of the Corporation available for distribution to stockholders, an amount per share equal to the Initial

Price of such subseries of the Series B Preferred Stock, as adjusted to reflect any and all subdivisions (by stock split, stock dividend or otherwise) or combinations or consolidations (by reclassification or otherwise) of the Series B Preferred Stock occurring after the Issue Date (as defined in Section 6) of any subseries of Series B Preferred Stock, plus all declared but unpaid dividends (as adjusted, the "Series B Liquidation Preference"). If the assets of the Corporation legally available for distribution shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock and the Series B Preferred Stock, then the entire assets of the Corporation legally available for distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the Series B Preferred Stock in accordance with the Series A Liquidation Preference and the Series B Liquidation Preference. For purposes of this
Section 3, a Liquidation Event shall be deemed to be occasioned by, and to include, (i) the Corporation's sale of all or substantially all of its assets or capital stock or (ii) any transaction or series or related transactions (including, without limitation, any reorganization, merger or consolidation) that will result in the holders of the outstanding voting equity securities of the Corporation immediately prior to such transaction or series of related transactions holding securities representing less than forty percent (40%) of the voting power of the surviving entity immediately following such transaction or series of related transactions.

       4. VOTING.

               (a) Except as otherwise provided by law or by subsection 4(b), the holders of the Series B Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class, with each holder of Common Stock entitled to one vote for each share of Common Stock held by such holder, and each holder of Series B Preferred Stock entitled to a number of votes for each share of Series B Preferred Stock held at the time the vote is taken equal to the number of shares into which each such share of Series B Preferred Stock could then be converted. At the time of filing of this Series B Certificate of Designations , each share of Series B Preferred Stock is entitled to ten (10) votes.

              (b) The holders of the Series B Preferred Stock shall vote as a separate class on the creation of any new series of preferred stock or the issuance of additional shares of capital stock of the Corporation that ranks senior to or on a parity with the Series B Preferred Stock.

       5.     CONVERSION OF SERIES B PREFERRED STOCK INTO COMMON STOCK.

              (a)   CONVERSION PROCEDURE.

                    (i) At any time, any holder of Series B Preferred Stock may convert all or any portion of the Series B Preferred Stock held by such investor into a number of shares of Conversion Stock (as defined in Section
                           6) computed by multiplying the number of shares to be converted by the purchase price thereof and dividing the result by the Conversion Price (as defined in subsection 5(b) then in effect.

                    (ii) Each conversion of Series B Preferred Stock shall be deemed to have been effected as of the close of business on the date on which notice of election of such conversion is delivered to the Corporation by such holder. Until the certificates representing the shares of Series B Preferred Stock which are being converted have been surrendered and new certificates representing shares of the Conversion Stock shall have been issued by the Corporation, such certificate(s) evidencing the shares of Series B Preferred Stock being converted shall be evidence of the issuance of such shares of Conversion Stock. At such time as such conversion has been effected, the rights of the holder of such Series B Preferred Stock as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

                    (iii) Notwithstanding any other provision hereof, if a conversion of shares is to be made in connection with a Public Offering (as defined in Section 6), the conversion of such shares may, at the election of the holder thereof, be conditioned upon the consummation of the Public Offering, in which case such conversion shall not be deemed to be effective until the consummation of the Public Offering.

                    (iv) As soon as practicable after a conversion has been effected in accordance with clause (ii) above, the Corporation shall deliver to the converting holder:
                           (A) a certificate or certificates representing, in the aggregate, the number of shares of Conversion Stock issuable by reason of such conversion, in the name or names and in such denomination or denominations as the converting holder has specified; and (B) a certificate representing any shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                    (v) The issuance of certificates for shares of Conversion Stock upon conversion of Series B Preferred Stock shall be made without charge to the holders of such Series B Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock, except for any transfer or similar tax payable as a result of issuance of a certificate to other than the registered holder of the shares being converted. Upon conversion of any shares of Series B Preferred Stock, the Corporation shall use its best efforts to take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

                    (vi) The Corporation shall not close its books against the transfer of Series B Preferred Stock or of Conversion Stock issued or issuable upon conversion of Series B Preferred Stock in any manner which interferes with the timely conversion of Series B Preferred Stock. The Corporation shall assist and cooperate with any holder of shares of Series B Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings reasonably required to be made by the Corporation).

                    (vii) No fractional shares of Conversion Stock or scrip representing fractional shares shall be issued upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Conversion Stock issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered by such record holder. Instead of any fractional share of Conversion Stock otherwise issuable upon conversion of any shares of the Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of current per share fair market value of the Conversion Stock as determined in good faith by the Board of Directors on such basis as it considers appropriate.

                    (viii) The Corporation shall use its best efforts at all
                           times to reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Conversion Stock as are issuable upon the conversion of all outstanding Series B Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges, other than those created or agreed to by the holder. The Corporation shall use its best efforts to take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

              (b) CONVERSION PRICE.

                    (i) "Conversion Price" for the Series B Preferred Stock shall initially mean the Initial Conversion Price described in this Section 5, as the same may be subsequently adjusted from time to time in accordance with this Section 5.

                    (ii) The "Initial Conversion Price" shall be ten percent (10%) of the Liquidation Preference of each subseries of Series B Preferred Stock.

              (c) SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, or if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the applicable Conversion Price in effect immediately prior to such subdivision or combination shall be proportionately adjusted.

              (d) CONSOLIDATION, MERGER OR SALE FOR ASSETS. Any consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) assets other than Conversion Stock ("Sale Consideration") with respect to or in exchange for Common Stock is referred to herein as a "Fundamental Change." Prior to the consummation of any Fundamental Change, the Corporation shall make appropriate provisions to insure that each of the holders of Series B Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series B Preferred Stock, such Sale Consideration as such holder would have received in connection with such Fundamental Change if such holder had converted its Series B Preferred Stock into Conversion Stock immediately prior to such Fundamental Change. The Corporation shall not effect any Fundamental Change, consolidation, merger or sale unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

               (e) CERTAIN EVENTS. If an event not specifically enumerated in this Section 5 occurs which has substantially the same economic effect on the Series B Preferred Stock as those specifically enumerated shall occur, then this Section 5 shall be construed liberally, mutatis mutandis, in order to give the Series B Preferred Stock the benefit of the protections provided under this Section 5. The Board of Directors shall make an appropriate adjustment in the applicable Conversion Price so as to protect the rights of the holders of Series B Preferred Stock.

              (f) NOTICES.

                    (i) Promptly upon any adjustment of the applicable Conversion Price, the Corporation shall give written notice thereof to all holders of Series B Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

                    (ii) The Corporation shall give written notice to all holders of Series B Preferred Stock at least 10 days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock, or (C) for determining rights to vote with respect to any Fundamental Change, dissolution or liquidation.

                    (iii) The Corporation shall give written notice to the holders of Series B Preferred Stock at least twenty
                           (20) days prior to the date on which any Fundamental Change shall take place, which notice may be one and the same as that required by (ii) above.

              (g)   LIMITATIONS ON NUMBER OF CONVERSION SHARES.

                    (i)    Anything in Section 5 to the contrary
                           notwithstanding, in no event shall any holder be entitled to convert Series B Preferred Stock in excess of that number of shares of Series B
                           Preferred Stock that, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its "AFFILIATES" (as defined in Rule 405 under the Securities Act of 1933, as amended (the "SECURITIES ACT")) to exceed 9.99% of the outstanding shares of the Common Stock following such conversion. For purposes of this Subsection, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which the determination is being made, but shall exclude the number of shares of Common Stock that would be issuable upon (A) conversion of the remaining, nonconverted Series B Preferred Stock beneficially owned by the holder and its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any warrants or convertible preferred stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Subsection 5(g)(i), beneficial ownership shall be calculated in accordance with Section
                           13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). For purposes of this Subsection, in determining the number of outstanding shares of Common Stock a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation's most recent Form 10-QSB or Form 10-KSB, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any holder, the Corporation shall immediately confirm orally and in writing to any such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Series B Preferred Stock by such holder since the date as of which such number of outstanding shares of Common Stock was reported. To the extent that the limitation contained in this Subsection 5(g)(i) applies, the determination of whether shares of Series B Preferred Stock are convertible (in relation to other securities owned by a holder) and of which shares of Series B Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of shares of Series B Preferred Stock for conversion shall be deemed to be such holder's determination that such shares of Series B Preferred Stock are convertible, in each case subject to such aggregate percentage limitation, and the Corporation shall have no obligation or right to verify or confirm the accuracy of such determination. Nothing contained herein shall be deemed to restrict the right of a holder to convert such shares of Series B Preferred Stock at such time as such conversion will not violate the provisions of this Subsection. A holder of Series B Preferred Stock may waive the provisions of this Subsection 5(g)(i) as to itself (and solely as to itself) upon not less than 75 days' prior notice to the Corporation, and the provisions of this Subsection 5(g)(i) shall continue to apply until such 75th day (or such later date as may be specified in such notice of waiver). No conversion in violation of this Subsection 5(g)(i), but otherwise in accordance with this Certificate of Designations, shall affect the status of the Common Stock issued upon such conversion as validly issued, fully paid and nonassessable.

                    (ii) Notwithstanding any other provision herein, the Corporation shall not be obligated to issue any shares of Common Stock upon conversion of the Series B Preferred Stock if and to the extent the issuance of such shares of Common Stock would exceed the number of shares (the "EXCHANGE CAP") then permitted to be issued without violation of the rules or regulations of the Principal Market. If and to the extent the Exchange Cap applies, no original purchaser of Series B Preferred Stock (collectively, the "INVESTORS") shall be issued, upon conversion of Series B Preferred Stock, shares of Common Stock in an amount greater than the product of (x) the Exchange Cap amount multiplied by (y) a fraction, the numerator of which is the number of shares of Series B Preferred Stock originally issued to such Investor and the denominator of which is the aggregate amount of all the Series B Preferred Stock issued to the Investors (the "CAP ALLOCATION AMOUNT"). In the event that any Investor shall sell or otherwise transfer any of such Investor's Series B Preferred Stock, the transferee shall be allocated a pro rata portion of such Investor's Cap Allocation Amount. In the event that any holder of Series B Preferred Stock shall convert all of such holder's Series B Preferred Stock into a number of shares of Common Stock that, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the Cap Allocation Amounts of the remaining holders of Series B Preferred Stock on a pro rata basis in proportion to the number of Series B Preferred Stock then held by each such holder.

       6. DEFINITIONS.  The following terms have the meanings specified below:

              (a) AFFILIATE. The term "Affiliate" shall mean (i) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Corporation (or other specified Person), (ii) any Person who is a beneficial owner of at least 10% of the then outstanding voting capital stock (or options, warrants or other securities which, after giving effect to the exercise thereof, would entitle the holder thereof to hold at least 10% of the then outstanding voting capital stock) of the Corporation (or other specified Person), (iii) any director or executive officer of the Corporation (or other specified Person) or Person of which the Corporation (or other specified Person) shall, directly or indirectly, either beneficially or of record, own at least 10% of the then outstanding equity securities of such Person, and (iv) in the case of Persons specified above who are individuals, Family Members of such Person; provided, however, that no holder of the Corporation's Preferred Stock nor any of their designated members of the Board of Directors shall be an Affiliate of the Corporation for purposes hereof.

              (b) BOARD OF DIRECTORS. The term "Board of Directors" shall mean the Board of Directors of the Corporation.

              (c) CONVERSION STOCK. The term "Conversion Stock" shall mean the shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock; provided that if there is a change such that the securities issuable upon conversion of the Series B Preferred Stock are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term "Conversion Stock" shall mean shares of the security issuable upon conversion of the Series B Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

              (d) FAMILY MEMBERS. The term "Family Members" shall mean, as applied to any individual, any spouse, child, grandchild, parent, brother or sister thereof or any spouse of any of the foregoing, and each trust created for the benefit of one or more of such Persons (other than any trust administered by an independent trustee) and each custodian of property of one or more such Persons.

              (e) ISSUE DATE. The term "Issue Date" shall mean the date on which a share of Series B Preferred Stock is first issued by the Corporation.

              (f) PERSON. The term "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust, joint venture or unincorporated organization or any government, governmental department or any agency or political subdivision thereof.

              (g) PUBLIC OFFERING. The term "Public Offering" shall mean any offering by the Corporation of its equity securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any similar federal statute then in force, other than an offering in connection with an employee benefit plan.

              (h) SECURITIES ACT. The term "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect from time to time.

              (i) SUBSIDIARY. The term "Subsidiary" shall mean any Person of which the Corporation shall at the time own, directly or indirectly through another Subsidiary, 50% or more of the outstanding voting capital stock (or other shares of beneficial interest with voting rights), or which the Corporation shall otherwise control.

       IN WITNESS WHEREOF, Interactive Telesis Inc. has caused this certificate to be signed by its duly authorized officer as of the _______ day of March 2001.

                                           INTERACTIVE TELESIS INC.

                                           By:
                                                ----------------------------

                                           Name:    Donald E. Cameron


                                           Title:   Chief Executive Officer